Exhibit 99.1

Investor Contacts:  Gregg Peters / Paul Hockert
Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS SECOND QUARTER 2004 RESULTS

Full Year Outlook at Lower End of Range

July 28, 2004 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported wholesale customer orders, its fiscal 2004 outlook and financial results for the second quarter and six months ended July 3, 2004.

2004 Outlook

The Company expects its full-year 2004 fully diluted earnings per share from continuing operations will be at the lower end of its previously announced range of $1.70 to $1.80, excluding the per share effect of the $6.9 million of other income recognized in the second quarter of 2004 resulting from the settlement of litigation as explained below. EPS from continuing operations in 2003 was $1.87.

Wholesale Customer Orders

The Company received wholesale customer orders of $130.6 million in the first half of 2004 which were down 5.5% compared to the $138.1 million of orders received in the first half of 2003. Orders during the second quarter of $29.6 million were down 14% relative to orders of $34.5 million in the second quarter of 2003.

For the first half of 2004, orders for the Company’s Village Series products of $64.3 million were down 15% compared to $76.0 million in the prior year, while Giftware orders of $66.3 million were up 7% from $62.2 million. For the second quarter, orders for Village Series products of $15.1 million were down 15% compared to $17.7 million in the prior year, and orders for Giftware products of $14.5 million were down 14% from $16.8 million.

Commenting on second quarter orders, Susan Engel, Chairwoman and Chief Executive Officer said, “Our Village orders continue to be negatively impacted by cautious buying patterns of Village dealers and the continued attrition of these dealers. Giftware orders declined in the second quarter largely due to one large customer who bought fewer items in 2004 as part of an overall reduction in their product breadth and due to the success of one of our novelty items in 2003 which was not replicated in 2004.”

Continuing, Ms. Engel stated, “Although we continue to face challenges in our wholesale channel, we have made progress on our growth strategies related to other channels of distribution. In June, we successfully opened our sixth retail store in San Francisco and continue to look for another site. Additionally, we continue to expand our Time to Celebrate operations and believe it will have a positive impact on our financial results in the latter part of the year.”

Second Quarter and Year-to-Date Performance from Continuing Operations

Revenues for the second quarter of $49.0 million were down 8% compared to $53.5 million in the second quarter of 2003. Revenues for the first half of $69.2 million were down 17% compared to $83.1 million in the first half of 2003. The decrease in second quarter and year-to-date revenues was due to a decrease in wholesale shipments as wholesale revenue declined 10% and 18% during the second quarter and first half of 2004, respectively.

“Wholesale shipments for the first half of 2004 were down more than our wholesale order rate would indicate due to the timing of receipt of product at our distribution center,” noted Ms. Engel. “During the second quarter, we saw our vendors begin to ramp-up production; however, we also experienced significant delays at the rail hub in St. Paul, Minnesota. As of the end of the quarter, the wholesale value of the product at the rail hub was $8.4 million, an increase of $6.7 million from a year earlier. Without this delay at the rail hub, most of this product would have shipped during the second quarter and now is being shipped during the third quarter.”

Retail revenues for the second quarter of 2004 were up 58% to $1.7 million from $1.1 million in the prior year. Retail revenues for the first half of 2004 were up 27% to $3.2 million from $2.5 million in the prior year. The increase in retail revenues is due to the addition of two new stores during the second half of 2003, a third new store opened during the second quarter of 2004 and increased Time to Celebrate operations. Comparable year-to-date sales in the Company’s three stores that were open during the first half of both years increased 1%.

Gross margin as a percentage of sales was 54.1% for the second quarter compared to 56.3% in the second quarter of 2003. For the first half, gross margins of 53.5% were down compared to 55.3% in the prior year. The decrease in second quarter and first half gross margins was principally due to a shift in the mix of wholesale product shipments.

Selling, general and administrative expense (SG&A) for the second quarter was $12.5 million compared to $12.3 million in the second quarter of 2003. The increase in SG&A in the second quarter was principally due to an increase in retail operations, partially offset by lower commission expense as a result of lower wholesale sales and lower bad debt expense. For the first half, SG&A declined from $26.1 million in 2003 to $25.1 million in 2004 due to lower commission expense as a result of lower wholesale sales and lower bad debt expense, partially offset by an increase in retail operations.

Income from continuing operations for the second quarter was $13.3 million or $0.98 per share compared to $11.3 million or $0.86 per share in the second quarter of 2003. Income from continuing operations for the first half of 2004 was $11.8 million or $0.88 per share compared to $12.5 million or $0.95 per share in the prior year.

Included in the 2004 second quarter and first half results was $6.9 million of other income from the settlement of litigation, which affects the comparability of 2004 results with those of 2003. Second quarter 2004 income from continuing operations, adjusted to exclude this $6.9 million of other income, was $8.9 million or $0.66 per share. First half 2004 net income from continuing operations, adjusted to exclude this $6.9 million of other income, was $7.4 million, or $0.55 per share.

Accounts receivable at the end of the second quarter were $51.9 million compared to $61.6 million at the end of the second quarter of last year. The decrease in accounts receivable is principally due to the decrease in wholesale revenues.

Inventories were $19.4 million as of the end of the second quarter compared to $22.4 million a year ago.  This decrease is principally due to reduced wholesale orders and the timing of product shipments from overseas vendors, partially offset by higher retail segment inventories resulting from the addition of two new retail stores in the second half of 2003, a new retail store in the second quarter of 2004, and an increase in Time to Celebrate operations.

Capital expenditures for the second quarter and first half of 2004 were $0.8 million and $1.2 million, respectively, compared to $0.8 million and $0.9 million in the second quarter and first half of fiscal 2003. Management anticipates 2004 capital expenditures to be less than 1% of annual wholesale revenues plus an amount for the retail business that is dependent on the number and format of stores opened.

Discontinued Operations

The Company completed the closing of its Geppeddo subsidiary during the first quarter and reclassified its results as discontinued operations for all periods presented. Geppeddo incurred a $1.4 million or $0.10 per share after-tax loss from discontinued operations in the first half of 2004.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 13,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Conference Call Information

Investors will have the opportunity to listen to the Company’s July 29, 2004 conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2003 dated March 17, 2004 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

					26 Weeks Ended July 3, 2004		27 Weeks Ended July 5, 2003
	Quarter Ended
	July 3, 2004		July 5, 2003

NET SALES	$48,980		$53,496		$69,225		$83,066
COST OF SALES	22,493	45.9%	23,389	43.7%	32,194	46.5%	37,151	44.7%

Gross Profit	26,487	54.1%	30,107	56.3%	37,031	53.5%	45,915	55.3%

Selling, general and administrative expenses	12,480	25.5%	12,285	23.0%	25,116	36.3%	26,116	31.4%

INCOME FROM OPERATIONS	14,007	28.6%	17,822	33.3%	11,915	17.2%	19,799	23.8%

Interest expense	113	0.2%	369	0.7%	228	0.3%	937	1.1%
Litigation settlement	(6,871)	-14.0%	—	0.0%	(6,871)	-9.9%	—	0.0%
Other, net	1	0.0%	(273)	-0.5%	83	0.1%	(629)	-0.8%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20,764	42.4%	17,726	33.1%	18,475	26.7%	19,491	23.5%

INCOME TAX PROVISION	7,475	15.3%	6,381	11.9%	6,652	9.6%	7,017	8.4%

INCOME FROM CONTINUING OPERATIONS	13,289	27.1%	11,345	21.2%	11,823	17.1%	12,474	15.0%

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	124	0.3%	(322)	-0.6%	(1,372)	-2.0%	(1,199)	-1.4%

NET INCOME	$13,413	27.4%	$11,023	20.6%	$10,451	15.1%	$11,275	13.6%

INCOME PER SHARE - BASIC:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$1.00		$0.87		$0.89		$0.95
INCOME (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	0.01		(0.02)		(0.10)		(0.09)
EPS - BASIC	$1.01		$0.84		$0.79		$0.86

INCOME PER SHARE - ASSUMING DILUTION:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.98		$0.86		$0.88		$0.95
INCOME (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	0.01		(0.02)		(0.10)		(0.09)
EPS - ASSUMING DILUTION	$0.99		$0.84		$0.78		$0.86

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,302		13,088		13,241		13,081
ASSUMING DILUTION	13,519		13,172		13,427		13,161

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$927		$1,117		$1,887		$2,205

Reclassifications - Certain reclassifications were made to the quarter and 27 weeks ended July 5, 2003 statements of income in order to conform to the presentation of the quarter and 26 weeks ended July 3, 2004.  These reclassifications had no impact on consolidated net income as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 3, 2004	January 3, 2004	July 5, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,821	$17,457	$1,327
Accounts receivable, net	51,923	20,999	61,622
Inventories	19,368	12,189	22,425
Other current assets	6,642	7,274	6,724
Current assets of discontinued operations	—	11,657	3,495
Total current assets	79,754	69,576	95,593

PROPERTY AND EQUIPMENT, net	16,937	17,664	18,344
GOODWILL, TRADEMARKS AND OTHER, net	51,561	51,631	51,701
OTHER ASSETS	3,740	3,433	2,838
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	—	9,330
	$151,992	$142,304	$177,806

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt			$22,000
Borrowings on revolving credit agreement			18,000
Accounts payable	$6,844	$6,322	6,781
Income tax payable	4,300	3,513	9,044
Other current liabilities	5,015	6,379	5,819
Current liabilities of discontinued operations	—	3,938	192
Total current liabilities	16,159	20,152	61,836

OTHER LIABILITIES	3,439	3,015	2,352
DEFERRED TAXES	4,474	4,841	4,544
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	—	600
STOCKHOLDERS’ EQUITY	127,920	114,296	108,474
	$151,992	$142,304	$177,806

Reclassifications - Certain reclassifications were made to the January 3, 2004 and July 5, 2003 condensed consolidated balance sheets in order to conform to the presentation of the July 3, 2004 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

			26 Weeks Ended July 3, 2004	27 Weeks Ended July 5, 2003
	Quarter Ended
	July 3, 2004	July 5, 2003
WHOLESALE:
Village sales	$25,077	$27,884	$34,810	$45,493
Giftware sales	22,226	24,548	31,241	35,078

Net sales	47,303	52,432	66,051	80,571
Income from operations	22,172	25,094	28,834	36,179

RETAIL:
Net sales	1,677	1,064	3,174	2,495
Loss from operations	(909)	(612)	(1,803)	(1,565)

OTHER -
Loss from operations	(7,256)	(6,660)	(15,116)	(14,815)

CONSOLIDATED:
Net sales	48,980	53,496	69,225	83,066
Income from operations	14,007	17,822	11,915	19,799

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations, which are classified below income from operations, are also not allocated by segment.  In addition, the Company generally does not account for or report assets, capital expenditures, or depreciation and amortization by segment.  All transactions between operating segments have been eliminated

Reclassifications - Certain reclassifications were made to the quarter and 27 weeks ended July 5, 2003 segment information in order to conform to the presentation of the quarter and 26 weeks ended July 3, 2004.  These reclassifications had no impact on consolidated net income as previously reported.